Exhibit 99.1

National Financial Partners Announces First Quarter 2008 Results

Financial Highlights*	1Q 2008	1Q 2007	% Change
(Dollars in millions, except per share data)
Revenue	$286.4	$244.2	17.3%
Net income	10.0	8.5	17.6%
Net income per diluted share	0.24	0.21	14.3%
Cash earnings	25.0	20.8	20.2%
Cash earnings per diluted share	0.61	0.53	15.1%
“Same store” revenue growth	5.9%	-12.7%
Net “same store” revenue growth	5.2%	-10.2%
Acquired base earnings	$12.0	$13.9

*	This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – May 6, 2008 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the first quarter ended March 31, 2008.

First quarter 2008 net income was $10.0 million, or $0.24 per diluted share. First quarter 2008 cash earnings was $25.0 million, or $0.61 per diluted share. (Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings grew as a result of revenue growth from existing firms, additional revenue from new firms and gains on sale of subsidiaries, offset in part by higher commissions and fees expense, operating expenses, net interest and other and income tax expense. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, Chairman, President and Chief Executive Officer, said, “We are pleased with the first quarter results. While improvement occurred across our business lines, revenue growth slowed in the latter portion of the first quarter as certain components of our business were impacted by broad economic and credit market conditions. We believe the scale and broad distribution reach of the NFP network and the alignment of principals and shareholders that is unique to our model will generate strong long-term growth. While short-term results may be volatile, we expect to achieve ‘same store’ revenue growth in the high single-digits over the long-term.”

Acquisitions & Share Repurchases

As a leading independent distributor of financial products and services, the Company operates a distribution network with over 180 owned firms. Understanding the Company’s acquisition program is essential to understanding the Company’s operating results.

For the first time, NFP has entered into an agreement to acquire a firm located outside the United States and its territories. NFP has entered into definitive agreements or completed transactions representing $13.4 million of base earnings acquired year-to-date. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.)

Acquisitions: First Quarter

In the first quarter, NFP completed nine transactions (including four sub-acquisitions). In aggregate, these transactions represent $12.0 million in base earnings acquired: $10.9 million that was effective January 1, 2008 and $1.1 million of previously unannounced base earnings acquired that was effective February 1, 2008.

Of the base earnings acquired, $5.0 million related to eight transactions, including four group benefits firms (three of which are sub-acquisitions), a specialty insurance brokerage firm focused on bank-owned life insurance products, two property and casualty firms (including one sub-acquisition) and an estate planning firm. NFP paid approximately $18.6 million in cash and issued approximately 212,000 shares of common stock for these eight firms. In aggregate, these eight transactions generated approximately $17.5 million in 2007 revenue, the most recent full year prior to acquisition.

Additionally, $7.0 million of the base earnings acquired related to the acquisition of a group benefits intermediary and its subsequent merger with an existing NFP firm, also a group benefits intermediary. Combined, NFP paid approximately $41.1 million in this transaction, consisting of approximately 70% cash and 30% common stock. Of the $7.0 million of base earnings acquired, $3.0 million was from the newly acquired entity, and $4.0 million represented an increase in NFP’s economic interest in the combined entity. The newly acquired group benefits intermediary had approximately $8.6 million in 2007 revenue. In connection with this acquisition and subsequent merger, a portion of the consideration will be accounted for as a prepaid asset and will result in an additional management fee expense of approximately $1.2 million per year.

Acquisitions: April 1, 2008 through May 6, 2008

Subsequent to the first quarter of 2008, NFP signed a definitive agreement to acquire a Canadian-based employee benefits consulting firm that represents $1.4 million in base earnings, subject to foreign currency fluctuations. The acquisition is expected to close by the end of 2008. NFP has agreed to pay $5.7 million in cash, subject to foreign currency fluctuations, and issue approximately 93,900 shares of common stock for this transaction. The firm had revenue of approximately $3.4 million in 2007.

Share Repurchases

During the first quarter of 2008, NFP repurchased 0.3 million shares of its common stock for $9.3 million at an average cost of $27.98 per share. Subsequent to the first quarter, NFP repurchased 0.1 million shares of its common stock for $1.8 million at an average cost of $25.38 per share. NFP has approximately $33.8 million remaining under its current share repurchase authorization.

“We will continue to promote growth and shareholder value through a balance between acquisitions and the return of capital to shareholders through dividends and share repurchases,” Ms. Bibliowicz said. “The acquisition of a Canadian-based employee benefits consulting firm allows NFP to expand its reach in the benefits space, a focus for NFP due to the business line’s highly recurring revenue and strategic advantage to the entire NFP network. We remain on target to obtain our 2008 acquisition goal of $20 million in acquired base earnings. The acquisition pipeline remains healthy.”

First Quarter Results

Revenue increased $42.2 million, or 17.3%, to $286.4 million in the first quarter of 2008, from the prior year period. Components of the increase included:

•	“same store” revenue growth of $10.3 million, or 5.9%, to $185.9 million;
•

revenue growth of $9.1 million, or 15.7%, to $67.5 million from the Company’s licensed insurance agency and marketing organization, NFP Insurance Services, Inc. (“NFPISI”), and registered broker-dealer, NFP Securities, Inc. (“NFPSI”); and

•	$23.2 million of revenue growth from firms acquired subsequent to the start of the first quarter of 2007.

These increases in revenue were offset by adjustments for dispositions and eliminations. Net “same store” revenue growth was 5.2% during the first quarter of 2008. Firms included in the “same store” growth calculations encompass firms that were owned by NFP for at least four full quarters at the beginning of the first quarter of 2008.  More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

During the first quarter, production representing earned first year commissions at NFPISI and Highland Capital Brokerage, NFP’s largest life insurance brokerage general agency, increased 18% compared with the prior year period. This represents new business placed by both owned and member firms through NFP’s carrier contracts.

Gross margin before management fees was $86.3 million in the first quarter of 2008, an increase of $9.5 million, or 12.4%, over the prior year period. Gross margin, which includes management fees as a component of cost of services, was $49.5 million in the first quarter of 2008, an increase of $9.0 million, or 22.2%, over the prior year period. As a percentage of revenue, gross margin was 17.3% in the first quarter of 2008 compared with 16.6% in the prior year period. The increase in gross margin percentage was the result of lower management fees as a percentage of revenue partially offset by higher operating expenses and to a lesser extent higher commissions and fees expense as a percentage of revenue. Operating expenses as a percentage of revenue increased largely as a result of higher expenses at existing firms due to continued infrastructure investment. Operating expenses also included $0.5 million in additional rent expense related to the relocation of six firms to the Company’s new corporate headquarters expected to occur in the second and third quarters of 2008. The slight increase in commissions and fees expense as a percentage of revenue was primarily the result of higher commissions as a percentage of revenue at NFPSI.

Management fees as a percentage of gross margin before management fees was 42.6% in the first quarter of 2008 versus 47.3% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the first quarter of 2008, incentive payment accruals were $1.1 million versus $3.2 million a year ago and represented 1.3% of gross margin before management fees in the first quarter compared with 4.2% a year ago. Incentive accruals can vary from period to period based on the mix of firms participating in the incentive program and the level of their earnings. Excluding incentive payment accruals, management fees as a percentage of gross margin before management fees decreased in the first quarter of 2008 from the prior year period. The lower management fee percentage excluding incentive accruals was due largely to an increase in NFP’s economic ownership percentage of its firms’ earnings from 49% in the prior year period to 52% in the first quarter of 2008, resulting from the acquisition of a greater economic ownership percentage of recent transactions. Stock-based compensation included in gross margin was $1.3 million in the first quarter of 2008 compared with $1.0 million in the prior year period.

General and administrative expense (“G&A”) included $1.5 million in additional rent expense related to the relocation of the Company’s corporate headquarters expected to occur in the second quarter of 2008. Excluding the additional rent expense and $0.4 million in non-recurring expenses during the first quarter of 2007 related to NFP’s January 2007 secondary offering, G&A rose less than 3% as management continues its efforts to reduce expenses at the corporate level. G&A, which includes the cost of the move in 2008 and the secondary offering in 2007, increased 10.2% to $16.2 million in the first quarter of 2008 from $14.7 million in the prior year period. Stock-based compensation included in G&A remained constant period-over-period at $1.9 million. G&A declined as a percentage of revenue to 5.7% during the first quarter of 2008 from 6.0% in the prior year period. Excluding the cost of the corporate headquarters relocation and the secondary offering in the prior year period, G&A declined as a percentage of revenue to 5.1% during the first quarter of 2008 from 5.9% in the prior year period.

In the first quarter of 2008, the Company took a $2.2 million impairment charge related to three firms. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The gain on sale of subsidiaries during the quarter related to two transactions. The more significant gain was $6.5 million related to the sale of a wholesale group benefits subsidiary for $20.5 million in cash. This atypical transaction was the result of a decision, after the date of acquisition, by the firm’s largest carrier to restructure its distribution model by acquisition or cancellation of distribution arrangements. Net of tax, the gain was approximately $1.0 million because of NFP's low tax basis in the assets of the subsidiary. In 2007, the disposed firm generated approximately $28.3 million in revenue. The impact to ongoing earnings from the sale, net of the redeployment of cash received, is estimated to be less than $0.01 of cash earnings per diluted share per quarter.

Net interest and other was $1.6 million of expense during the first quarter of 2008 compared with $0.3 million of income in the prior year period. The $1.9 million decrease was due largely to a higher average balance outstanding under NFP’s credit facility and a $0.3 million impact from NFP’s share of the loss related to the life settlements joint venture with Goldman Sachs and Genworth. The increased amount outstanding under the credit facility was due primarily to strong acquisition activity in 2007 and the first quarter of 2008.

The income tax rate in the first quarter of 2008 was 57.3% as compared with a full year 2007 tax rate of 46.1%. Excluding the impact of the gain on sale of subsidiaries, the first quarter 2008 tax rate was 47.1%. The increase was due to higher expenses related to FASB Interpretation No. 48 (“FIN 48”) during the first quarter. Projected full year 2008 FIN 48 expenses are heavily weighted toward the first half of the year.

Earnings Conference Call

The Company will conduct its first quarter 2008 earnings conference call and audio webcast on May 7, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 614-2706 (when prompted, callers should provide the access code “NFP”). To listen to the conference call over the Internet, visit www.nfp.com/ir. The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 65576154. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share, gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation, and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for gross margin and gross margin as a percentage of revenue, respectively. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the attached tables as well as the Company’s quarterly financial supplement, available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 180 firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly and effectively to regulatory, operational or financial situations, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates and the rates of other fees paid to NFP’s firms, including life settlement and registered investment advisory fees, (9) adverse developments or volatility in the markets in which NFP operates, resulting in fewer sales in financial services and products, including the availability of credit in connection with the purchase of such products and services, (10) adverse results or other consequences from litigation, arbitration, regulatory investigations and inquiries or internal compliance initiatives, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions, (13) changes in interest rates or general economic and credit market conditions, (14) fluctuations in the price of NFP’s common stock, (15) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (16) the potential adoption, if required by the Financial Accounting Standards Board, of an accounting treatment for convertible debt instruments that would recognize incremental interest expense, negatively impacting operating results including earnings per share, (17) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, and (18) other factors described in NFP's filings with the Securities and Exchange Commission (the “SEC”), including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 19, 2008. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenue:
Commissions and fees	$286,396	$244,224

Cost of services:
Commissions and fees	96,280	81,307
Operating expenses (1)	103,839	86,131
Management fees	36,769	36,304
Total cost of services	236,888	203,742
Gross margin	49,508	40,482
Corporate and other expenses:
General and administrative	16,183	14,703
Amortization of intangibles	9,751	8,006
Impairment of goodwill and intangible assets	2,180	1,829
Depreciation	3,054	2,468
(Gain) on sale of subsidiaries	(6,624)	(1,583)
Total corporate and other expenses	24,544	25,423
Income from operations	24,964	15,059

Net interest and other	(1,559)	340
Income before income taxes	23,405	15,399

Income tax expense	13,400	6,906
Net income	$10,005	$8,493
Earnings per share:
Basic	$0.25	$0.23
Diluted	$0.24	$0.21

Weighted average shares outstanding:
Basic	39,487	37,365
Diluted	41,156	39,581

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended March 31,
	2008	2007
Total revenue	$286,396	$244,224
Cost of services:
Commissions and fees	96,280	81,307
Operating expenses (1)	103,839	86,131
Gross margin before management fees	86,277	76,786
Management fees	36,769	36,304
Gross margin	$49,508	$40,482
Gross margin as percentage of total revenue	17.3%	16.6%
Gross margin before management fees as percentage of total revenue	30.1%	31.4%
Management fees, as a percentage of gross margin before management fees	42.6%	47.3%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
GAAP Net Income	$10,005	$8,493
Amortization of intangibles	9,751	8,006
Impairment of goodwill and intangible assets	2,180	1,829
Depreciation	3,054	2,468
Cash Earnings	$24,990	$20,796

GAAP Net Income per share – diluted	$0.24	$0.21
Amortization of intangibles	0.24	0.20
Impairment of goodwill and intangible assets	0.05	0.05
Depreciation	0.07	0.06
Cash Earnings per share – diluted (2)	$0.61	$0.53

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	The sum of the per-share components of cash earnings per share – diluted may not agree to cash earnings per share – diluted, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$65,663	$114,182
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	77,329	80,403
Current receivables	146,175	171,219
Other current assets	30,665	34,447
Total current assets	319,832	400,251
Intangibles, net	481,579	475,149
Goodwill, net	639,464	610,499
Deferred tax assets	20,584	20,561
Other non-current assets	94,555	53,620
Total assets	$1,556,014	$1,560,080

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$73,206	$78,450
Borrowings	174,000	126,000
Other current liabilities	118,429	196,908
Total current liabilities	365,635	401,358
Deferred tax liabilities	119,294	116,115
Convertible senior notes	230,000	230,000
Other non-current liabilities	56,723	49,440
Total liabilities	771,652	796,913

STOCKHOLDERS’ EQUITY
Common stock at par value	4,336	4,244
Additional paid-in capital	809,653	780,678
Retained earnings	120,879	119,197
Treasury stock	(150,506)	(140,952)
Total stockholders’ equity	784,362	763,167
Total liabilities and stockholders’ equity	$1,556,014	$1,560,080